CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

1212 Development Corp.

We hereby consent to the inclusion, in the Offering Circular filed under Regulation A tier 2 on form 1-A of 1212 Development Corp., of our report on the financial statements of 1212 Development Corp. for the period July 18, 2016 to December 31, 2016 and for the period January 1, 2017 to September 30, 2017.

 /s/AJSH & Co LLP

AJSH & Co LLP

New Delhi, India

November 14, 2017